Contact:

Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com

Cummins reports strong results for the third quarter of 2014

•	Third quarter revenues of $4.9 billion, EBIT of 14.0 percent of sales

•	Full year revenue expected to grow between 10 and 12 percent and EBIT to be in the range of 13.0 to 13.5 percent of sales

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the third quarter of 2014.

Third quarter revenue of $4.9 billion increased 15 percent from the same quarter in 2013. The increase year-over-year was driven by stronger demand in on-highway markets and distributor acquisitions in North America, additional content growth for the Components business in Europe and China and higher engine sales to commercial marine customers.

Revenues in North America increased 19 percent and international sales increased 10 percent compared to the third quarter a year ago. Within international markets, stronger demand in Western Europe and China offset weaker sales in Brazil.

Earnings before interest and taxes (EBIT) were $684 million for the third quarter or 14.0 percent of sales. This compares to $536 million or 12.6 percent of sales a year ago.

Net income attributable to Cummins in the third quarter was $423 million ($2.32 per diluted share), compared to $355 million ($1.90 per diluted share) in the third quarter of 2013. The tax rate in the third quarter of 2014 was 34.4 percent and included a non-cash discrete tax expense of $19 million ($0.10 per diluted share).

“We delivered strong earnings and cash flow in the third quarter despite facing mixed conditions in international markets,” said Chairman and CEO Tom Linebarger. “Earnings improved in all four of our businesses compared to a year ago. During the third quarter we increased the quarterly dividend by 25 percent and repurchased 1.2 million shares putting us well on track to return 50 percent of annual operating cash flow to shareholders. Although results in our Power Generation business improved in the third quarter, global demand for power generation equipment remains weak. As a result, we are considering certain actions to reduce our cost structure starting in the fourth quarter. The cost of the actions being considered could range from $15 million to $40 million.”

Based on the current forecast, Cummins expects full year 2014 revenues to grow between 10 percent and 12 percent, up from its previous forecast of growth of between 8 percent and 11 percent, due to stronger demand in North America. EBIT is expected to be in the range of 13 to 13.5 percent of sales, excluding the impact of cost reduction activities within the Power Generation business that will commence in the fourth quarter.

Other recent highlights:

•	Cummins was recognized with the 2014 Robert W. Campbell Award by the National Safety Council for excellence in health, safety and the environment;

•	Standard and Poor’s Rating Services upgraded Cummins corporate credit rating to A+

•	The Company was named to Gartner’s Supply Chain Top 25 for the third consecutive year; and

•	Cummins 6.7 liter Turbo Diesel was the first diesel engine in a medium-duty vehicle to be certified to meet Low-Emission Vehicle III (LEV III) Standards in the US.

Third quarter 2014 detail (all comparisons to same period in 2013)

Engine Segment

•	Sales - $2.8 billion, up 13 percent

•	Segment EBIT - $330 million, or 11.7 percent of sales, compared to $272 million or 10.9 percent of sales

•	Increased demand in on-highway markets in North America and in commercial marine markets offset weakness in the Brazilian truck market

Components Segment

•	Sales - $1.3 billion, up 20 percent

•	Segment EBIT - $172 million, or 13.4 percent of sales, compared to $132 million or 12.3 percent of sales

•	Higher demand in on-highway markets in North America, Europe and China more than offset weaker demand in Brazil

Power Generation Segment

•	Sales - $754 million, up 6 percent

•	Segment EBIT - $60 million, or 8.0 percent of sales, compared to $45 million or 6.3 percent of sales

•	Higher revenues in China, Africa and Middle East offset weaker sales in Mexico and Eastern Europe

Distribution Segment

•	Sales - $1.3 billion, up 37 percent overall and up 8 percent excluding acquisitions

•	Segment EBIT - $131 million, or 10.1 percent of sales, compared to $86 million or 9.1 percent of sales

•	Higher revenues were primarily driven by acquisitions and stronger demand in North America, Asia and Africa.

•	Current quarter included gains of $18 million, and amortization costs of $7 million related to acquisitions

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 48,000 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 6,800 dealer locations. Cummins earned $1.48 billion on sales of $17.3 billion in 2013. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at @Cummins and on YouTube at CumminsInc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2014. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2013 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.